MANAGEMENT CONTINUITY AGREEMENT

THIS AGREEMENT is by and between HERMAN MILLER, INC., a Michigan corporation ( "HMI"), and __________________________________ (the "Executive"), effective as of ________________________ (the "Effective Date").

RECITALS

The Executive is a key employee of HMI or an HMI Subsidiary whose continued dedication, availability, advice and counsel to HMI and its Subsidiaries is deemed important to the Board of Directors of HMI (the "Board"), HMI and its shareholders. The services of the Executive, Executive's experience and knowledge of the affairs of HMI and Executive's reputation and contacts in the industry are extremely valuable to HMI. HMI wishes to attract and retain such well-qualified executives, and it is in the best interests of HMI to secure the continued services of the Executive notwithstanding any change of control of HMI.

HMI considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of HMI and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of HMI.

AGREEMENT

1.    Term of Agreement. This Agreement will begin on the Effective Date and will continue in effect through the third anniversary of the Effective Date (the “Initial Term”). Thereafter, this Agreement shall be extended automatically for additional three (3) consecutive year periods (“Renewal Terms”) at the end of the Initial Term and each Renewal Term (collectively referred to as the "Term"), unless not later than twelve (12) months prior to the end of the Initial Term or a Renewal Term, HMI gives written notice to Executive that it has elected not to renew this Agreement. Notwithstanding the foregoing, if a Change of Control occurs during the Term of this Agreement, this Agreement will continue in effect for thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

2.    Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(a)    Annual Base Salary. "Annual Salary" shall mean Executive’s highest annual base salary during the twelve (12) month period immediately prior to the month in which the Change of Control occurs.

(b)    Average Bonus. "Average Bonus" shall mean the average of the last three (3) annual bonus payments, if any, to Executive under HMI’s Annual Incentive Cash Bonus Plan immediately preceding the Change of Control.
(c)    Cause. “Cause” means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the ninety (90) day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is (A) demonstrably willful and deliberate on the Executive’s part, (B) committed in bad faith or without reasonable belief that such breach is in the best interests of HMI and (C) not remedied in a reasonable period of time after receipt of written notice from HMI specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.

(d)    Change of Control. A “Change of Control” shall mean a change of control of HMI that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), or such item thereof which may hereafter pertain to the same subject; provided that, and notwithstanding the foregoing, a Change of Control shall be deemed to have occurred if:

(i)    Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of HMI representing thirty-five percent (35%) or more of the combined voting power of HMI's then out-standing securities; or

(ii)    At any time a majority of the Board of Directors of HMI is comprised of other than Continuing Directors (for purposes of this Section, the term "Continuing Director" means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

(iii)    Any of the following occur:

(A)    Any merger or consolidation of HMI, other than a merger or consolidation in which the voting securities of HMI immedi-ately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) sixty percent (60%) or more of the combined voting power of HMI or surviving entity immediately after the merger or consolidation with another entity;

(B)    Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single trans-action or a series of related transactions) of all or substantially all of the assets of HMI which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of HMI on a consolidated basis;

(C)    Any liquidation or dissolution of HMI;

(D)    Any reorganization, reverse stock split, or recapitalization of HMI which would result in a Change of Control; or

(E)    Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

(d)    Disability. "Disability" means that, as a result of Executive's incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under HMI's long-term disability plan or similar plan or program providing for the payment of disability benefits.

(e)    Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following without the Executive's express written consent:

(i)    The assignment to Executive of duties which are materially different from or inconsistent with the duties, responsibilities and status of Executive's position at any time during the six (6) month period prior to the Change of Control of HMI, or which result in a significant reduction in Executive's authority and responsibility as an executive of HMI or a Subsidiary;

(ii)    A reduction by HMI in (1) Executive's Annual Base Salary or salary grade as of the date immediately prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of HMI, (2) Executive's Target Bonus amount under HMI's Incentive Cash Bonus Plan, as of the date immediately prior to the Change of Control, or (3) the target value of Executive's equity-based compensation awards under HMI's Long Term Incentive Plan, as of the date immediately prior to the Change of Control;

(iii)    any requirement of HMI that the Executive be based at a location in excess of 50 miles from the facility which is the Executive’s principal business office at the time of the Change of Control;

(iv)    The failure of HMI to obtain a sat-isfactory agreement from any successor to HMI to assume and agree to perform this Agreement, as contem-plated in Section 8 of this Agreement;

(v)    Any termination by HMI of Executive's employment that is other than for Cause; or

(vi)    A reduction of 5% or more in the aggregate benefits provided to Executive and Executive’s dependents under HMI’s employee benefit plans (including, without limitation,

retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death insurance plans and programs) in which the Executive is participating immediately prior to such Change of Control.

The existence of Good Reason shall not be affected by Executive's Disability. Except as provided in Section 2(h) of this Agreement, Executive's continued employ-ment shall not constitute a waiver of Executive's rights with respect to any circumstance constituting Good Reason under this Agreement.

(f)    Annual Incentive Cash Bonus Plan. "Annual Incentive Cash Bonus Plan" shall mean HMI's Annual Incentive Cash Bonus Plan, as in effect as of the Effective Date, or any successor plan.

(g)    Long Term Incentive Plan. "Long Term Incentive Plan" shall mean HMI's 2011 Long Term Incentive Plan, as in effect as of the Effective Date, or any successor plan.

(h)    Notice of Termination. "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control. Any termination by HMI for Cause or due to Executive's Disability, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

(i)    Controlled Subsidiary. "Controlled Subsidiary" means a corporation with at least fifty percent (50%) of its outstanding capital stock owned directly or indirectly by HMI.

(j)    Termination Date. "Termination Date" shall mean the date of Executive's termination of employment with HMI or a Subsidiary, or if the date of a Change of Control if termination of employment occurs under the terms of Section 3(b) of this Agreement.

3.    Eligibility for Severance Benefits. Subject to Section 5, Executive shall receive the Severance Benefits described in Section 4 if Executive's employment is terminated during the Term of this Agreement, and

(a)    The termination occurs within the twenty-four (24) consecutive month period after a Change of Control, unless the termination is (i) because of Executive's death or Disability, (ii) by HMI for Cause, or (iii) by the Executive other than for Good Reason; or

(b)     HMI (i) terminates the employment of Executive, (ii) takes any of the actions set forth in Subsections 2(e)(ii) or (iii), or (iii) assigns Executive duties which are materially different from or inconsistent with the duties, responsibilities and status of Executive's current position or which would result in a significant reduction in Executive's authority and responsibility as an executive of HMI or a Subsidiary within six (6) months before a Change of Control, and (A) in contemplation of such Change of Control, and (B) to avoid the effect of this Agreement after such Change of Control, provided that no Severance Benefits shall be due or payable under this Subsection 3(b) unless and until a Change of Control occurs.

4.    Severance Benefits. Subject to Section 5, the Executive shall receive the following Severance Benefits (in addition to accrued compensation and vested benefits) if eligible under Section 3:

(a)    A lump sum cash amount (which shall be paid not later than thirty (30) days after the Termination Date) equal to Executive-'s Annual Base Salary, multiplied by 2;

(b)    A lump sum cash amount (which shall be paid not later than thirty (30) days after the Termination Date) equal to two (2) times the greater of (1) Executive's Average Bonus and (2) Executive's Target Bonus for the fiscal year in which the Change of Control occurs, plus an amount equal to Executive's Target Bonus for the fiscal year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days in that fiscal year through the Termination Date, and the denominator of which is 365;

(c)    For the twenty-four (24) consecutive month period beginning immediately after the Termination Date, HMI will provide to Executive at HMI's expense with the following benefits, provided that if one or more of the following benefits is not provided to HMI employees, or cannot be provided to Executive under terms of HMI's plans during such twenty-four (24) month period, HMI shall pay Executive a lump sum cash benefit equal to the cost to HMI of providing such benefit:

(i)     Health care coverage equal to that in effect for Executive (including his or her permitted family members) prior to the Termination Date (or, if more favorable to Executive, that furnished generally to peer employees of HMI), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Upon the expiration of the health care benefits required to be provided pursuant to this Subsection 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to the extent of any remaining eligibility period under such Act. Health care benefits other-wise receivable by Executive pursuant to this
Subsection 4(c) shall be reduced to the extent compar-able benefits are actually received by Executive from a subse-quent employer during the twenty-four (24) consecutive month period immediately following the Termination Date and any such benefits actually received by Executive shall be reported to HMI;

(ii)    Life insurance equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the Termination Date if no Notice of Termination is required) or, if more favor-able to Executive, equal to that in effect at the date the Change of Control occurs; and

(iii)    Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the Termination Date if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the twenty-four (24) month period immediately following a termination of employment provided that the payments payable under Subsections 4(a) and (b) above have been made.

(d) HMI shall pay all fees for outplacement services for job searches up to a maximum of Twenty-five Thousand Dollars ($25,000);

(e)    In computing and determining Severance Benefits under Subsections 4(a) through (d) above, a decrease in Executive's salary, bonus compensation, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, incentive bonus, and/or insurance benefits used to determine Annual Salary, Average Bonus, and therefore Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Subsection 4(e);

(f)    Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date, with the exception of a reduction in health insurance coverage as provided in Subsection 4(c)(i); and

(g)    All outstanding awards held by Executive under HMI's Long-Term Incentive Plan shall vest in full as of the Termination Date.

5.    Maximum Payments. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b)

above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments, net of all federal, state, local, foreign income, employment, and excise taxes. The calculation to be made pursuant to this Section 5 shall be made in a manner determined by HMI's independent accounts or HMI's tax counsel, as selected by Executive, and that is consistent with the requirements of Section 409A.

6.    Covenants of Executive. In consideration of HMI’s execution of this Agreement, Executive agrees to the following:

(a)    Restrictive Covenants. Executive understands and agrees that HMI has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to meet such goals.

(i)    Non-Solicitation. Executive acknowledges that the relationships and goodwill that Executive develops with HMI Customers as a result of Executive's employment belong to HMI. Executive therefore agrees that while employed by HMI and for a period of twelve (12) consecutive months after Executive's employment with HMI ends, for any reason, Executive will not, and will not assist anyone else to, (1) solicit or encourage any HMI Customer to terminate or diminish its relationship with HMI relating to Competitive Services or Products; or (2) seek to persuade HMI Customer to conduct with anyone other than HMI any business or activity relating to Competitive Services or Products that such HMI Customer conducts or could conduct with HMI.

(ii)    Non-Competition. Executive agrees that while employed by HMI and for a period of twelve (12) consecutive months after Executive's employment with HMI ends, for any reason, Executive will not, for himself or herself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Executive's knowledge of Protected Information is likely to affect Executive's decisions or actions for the Direct Competitor to the detriment of HMI.

(b)    Definitions. For purposes of this Section 6, the following terms shall be defined as follows:

(i)    Protected Information. "Protected Information" means HMI information not generally known to, and not readily ascertainable through proper means by, HMI's competitors on matters such as customer information, partner information, and the relative skills and experience of HMI's other Executives or agents; nonpublic information; strategic plans; business methods; investment strategies and plans; intellectual property; sales and marketing plans; HMI (not individual) know-how; trade secrets; and other information of a technical or economic nature relating to HMI's business.

Protected Information does not include information that (i) was in the public domain, (ii) was independently developed or acquired by Executive, (iii) was approved by HMI for use and disclosure by Executive without restriction, or (iv) is the type of information which might form the basis for protected concerted activity under the National Labor Relations Act (for example, Executive pay or Executive terms and conditions of employment).

(ii)    HMI Customer. "HMI Customer" is limited to those customers or partners who did business with HMI within the most recent 18 months of Executive's employment (or during the period of Executive's employment, if Executive was employed for less than 18 months) and with whom Executive personally dealt on behalf of HMI in the 12 months immediately preceding the last day of Executive's employment and Executive had business contact or responsibility with such HMI Customer as a result of his or her employment with HMI. "HMI Customer" shall not, however, include any individual who purchased a Competitive Product from HMI by direct purchase from one of its retail establishments or via on-line over the Internet, unless such purchase was of such quantity that the purchase price exceeded Fifteen Thousand Dollars ($15,000).

(iii)    Competitive Services. "Competitive Services" means services of the type that HMI provided or offered to its customers or partners at any time during the 12 months immediately preceding the last day of Executive's employment with HMI (or at any time during Executive's employment if Executive was employed for less than 12 months), and for which Executive was involved in providing or managing the provision of such services.

(iv)    Competitive Products. "Competitive Products" means products that serve the same function as, or that could be used to replace, products HMI provided to, offered to, or was in the process of developing for a present, former, or future possible customer/partner at any time during the twelve (12) months immediately preceding the last day of Executive's employment (or at any time during Executive's employment if Executive was employed for less than 12 months), with which Executive had direct responsibility for the sale or development of such products or managing those persons responsible for the sale or development of such products.

(v)    Direct Competitor. "Direct Competitor" means a person, business or company providing Competitive Products or Competitive Services in any country where HMI or its Subsidiaries does business. "Direct Competitor" does not include any business which the parties have agreed in writing to exclude from the definition, and HMI will not unreasonably or arbitrarily withhold such agreement.

7.    Amendment or Termination of Agreement.

(a)This Agreement shall be effective on the Effective Date and shall continue until terminated by HMI as provided in Section 7(b); provided, however, that this Agreement shall terminate in any event upon the earlier to occur of (i) termination of the Executive’s employment with HMI or a Subsidiary prior to a Change of Control, other than pursuant to Section 3(b), and (ii) the Executive’s death.
(b)HMI shall have the right prior to a Change of Control, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Agreement, which amendment or termination shall not become effective until the date fixed by the Board therefor, which date shall be at least 180 days after notice thereof is given by HMI to the Executive in accordance with Section 10; provided, however, that no such action shall be taken by the Board, without the written consent of the Executive, (i) during any period of time when the Board has knowledge that any Person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, such Person has abandoned or terminated its efforts to effect a Change of Control or (ii) following a Change of Control.

8.    Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive's rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with HMI at the time of the Executive's death or, if there is no such beneficiary, to Executive's estate. HMI will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of HMI (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that HMI would be required to perform it if no such succession had taken place. Failure of HMI to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from HMI in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

9.    Withholding of Taxes. HMI may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

10.    Notice. For the purpose of this Agreement, notices and all other communica-tions provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

11.    Compliance with Section 409A. It is intended that any amounts payable under this Agreement will comply with Section 409A of the Internal Revenue Code (the "Code") and treasury regulations relating thereto so as not to subject the Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed in accordance with such intention. Any provision of the Agreement that would cause the Executive to be subject to the payment of any such interest or tax penalty shall be disregarded, and the timing of the payments or benefits provided herein shall be modified accordingly.

12.    Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board.

13.    Employment Rights. Except as specifically provided in this Agreement, this Agreement shall not confer upon Executive any right to continue in the employ of HMI or its Subsidiaries and shall not in any way affect the right of HMI or its Subsidiaries to dismiss or otherwise terminate Executive’s employment at any time with or without Cause.

14.    No Vested Interest. Neither Executive nor Executive's beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of HMI or its Subsidiaries.

15.    Prior Agreements. This Agreement contains the understanding between the parties hereto with respect to Severance Benefits in connection with a Change of Control of HMI and supersedes any such prior agreement between HMI (or any predecessor of HMI) and Executive, including the Change in Control Agreement, dated ________, between the Executive and HMI. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of HMI regarding any term or condition of Severance Benefits in connection with a Change of Control of HMI, the language of this Agreement shall govern.

16.    Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

17.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.    Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this section. Except as provided otherwise in this Section 18, arbitration pursuant to this section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, HMI and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Kent County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by HMI. Both HMI and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Executive shall be entitled to seek specific performances of Executive's rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. HMI will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration); (i) which is initiated by Executive if HMI is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by HMI, unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by HMI.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

HERMAN MILLER, INC.

By: ______________________________________

Its: ______________________________________

EXECUTIVE: _______________________________

_________________________________________
(Signature)